EX-99.(p)(xxxi)

                                 CODE OF ETHICS
                           ADOPTED UNDER RULES 204A-1
                                       FOR
                          KEELEY ASSET MANAGEMENT CORP.
                      (AS AMENDED THROUGH FEBRUARY 1, 2005)

I.    STANDARDS OF CONDUCT.

Keeley Asset Management Corp. ("KAMCO") expects all of its Supervised Persons to follow the highest standard of ethical conduct in their dealings with clients and members of the public. KAMCO believes that its success is based on its reputation of quality, honesty and fair dealing, and that reputation is a valuable asset which must be nurtured and protected. KAMCO reminds each of its Supervised Persons that each person must comply with applicable federal securities laws and as fiduciaries they have an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of the clients of KAMCO that he or she has a fiduciary obligation to the clients, and they should deal fairly and honestly with all clients. KAMCO expects each of its Supervised Persons to put the client's interests first and not profit at the expense of any client. KAMCO expects its Supervised Persons to follow not just the letter but also the spirit of the law.

II.   DEFINITIONS

      A. "Access Person's" are a subset of supervised persons who (1) have access to non public information regarding any client's purchase or sale of securities or non public information regarding the portfolio holdings of any fund or account the adviser or its control affiliates manage; or (2) are involved in making securities recommendations to clients, or have access to such recommendation that are non public. Any director, officer of KAMCO, is presumed to be an access person.

      B.    "Act"  means the  Investment  Advisers  Act of 1940,  as  amended

      C.    "Adviser" means Keeley Asset Management, Corp.. ("KAMCO").

      D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      E. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, by virtue of having a pecuniary interest except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

      F.    "CCO" means KAMCO's Chief Compliance Officer.

      G. "Code" means this Code of Ethics, as it may be amended from time to time.

      H. "Control" has the same meaning as that set forth in Section 2(a) (9) of the Act.

      I. "Covered Security" means a security defined in Section 2(a)(36) of the Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) Bankers' acceptances , bank certificates of deposit, commercial paper and high quality short-term instruments, including repurchase agreements; (iii) shares issued by open-end Funds (iv) shares issued by open-end mutual funds other than the Fund, and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds other than the Fund.

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      J.    "Fund" means Keeley Small Cap Value Fund, Inc.

      K. "Investment Personnel" means any employee of KAMCO, or of any company in a control relations to KAMCO who, in connection with his or her regular function or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the managed accounts of KAMCO, and any natural person who controls KAMCO and who obtains information concerning recommendations regarding the purchase or sale of securities by the managed accounts of KAMCO.

      L. "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) f the Securities Exchange Act of 1934.

      M. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6).or pursuant to rule 504, 505 or 506 under the Securities Act of 1933.

      N. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

      O. "Security Held or to be acquired by the managed accounts of KAMCO" means (i) any Covered Security which, within the most recent 15 days
            (A) is or has been held by the managed accounts of KAMCO; or (B) is being or has been considered by KAMCO for purchase by the managed accounts of KAMCO; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

      P. "Supervised Persons" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of KAMCO, or other person who provides investment advice on behalf of KAMCO and is subject to the supervision and control of KAMCO.

III.  EXEMPTED TRANSACTIONS

      The prohibitions of Section IV of the Code shall not apply to:

      A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

      B. Purchases or sales of securities which are not eligible for purchase or sale by the managed accounts of KAMCO.

      C. Purchases or sales which are non-volitional on the part of either the Access Person or the managed accounts of KAMCO.

      D.    Purchases which are part of an automatic dividend reinvestment plan.

      E. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      F.    Purchases of U.S.  Government  securities and repurchase  agreements thereon, bank certificates of deposit, commercial paper and interests in companies registered as open end investment companies under the Act.

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


IV.   PROHIBITED PURCHASES AND SALES

      Except in a transaction exempted by Section III of the Code:

      A. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the managed accounts of KAMCO. Allowances may be made subject to prior written approval from John L. Keeley, Jr., or in the case of Mr. Keeley's personal transactions, such person who may be designated, from time to time, by the CCO to approve such transactions. Any such trades occurring without such prior preapproval are subject to cancellation. Notwithstanding the foregoing, solely for purposes of the requirement to obtain pre-approval under this Section IV.A, transactions by KAMCO Limited Partnership No. 1, KAMCO Performance Limited Partnership and KAMCO Thrift Partners Limited Partnership shall not be considered transactions by John Keeley or Mark Zahorik, and therefore shall not be subject to pre-approval.

      B. Investment Personnel and Supervised Persons shall not purchase any security which is part of an IPO or a Limited Offering, except with the prior written approval of Mr. John L. Keeley, Jr. (or with respect to Mr. Keeley's personal transactions, such person who may be designated, from time to time, by the CCO to approve such transactions).

Nothing herein shall prohibit any Advisory Person (including an Advisory Person who is an Access Person) from making recommendations for, and effecting, purchases or sales of securities for the managed accounts of KAMCO, even if the Advisory Person has a beneficial interest in such managed account, provided that if the transaction or recommendations for the other managed account or accounts are the same (I.E., both for purchases or for sales), the securities so purchased or sold are allocated on a pro rata basis based on average price, such allocations to the are fair and equitable compared to allocations to the Advisory Person's other managed accounts, and the transactions otherwise comply with the provisions of the Act and the rules and regulations issued thereunder.

V.    OTHER RESTRICTIONS

      A. No Access Person shall accept, from any person who does business with KAMCO, or the Fund, any gift or other gratuity; provided, however, that his provision shall not prohibit any Access Person from accepting any item which has a nominal value (i.e. $25 or less), nor shall it prohibit the acceptance of traditional holiday gifts of food or similar items given or made available to all personnel of the adviser or underwriter of a nominal value with respect to each person benefiting there from..

      B. No Access Person shall serve as a member of the board of directors of any entity which has a class of securities registered under the Securities Exchange Act of 1934, or whose securities are listed for trading on any stock exchange or are traded or quoted in the over-the-counter market, unless the CCO shall specifically preapprove such Access Person's so serving.

VI.   REPORTING.

      A. Every Access Person shall report to the KAMCO CCO the information described in Section VI.C of the Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected pursuant to an automatic investment plan, or for any account over which such person does not have any direct or indirect influence or control.

      B. Each person required to report information under Section VI.C shall direct all brokers with whom he maintains an account or transacts brokerage business to supply to the Adviser and the Fund or its designee, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Copies of these statements are then delivered to the CCO The CCO reviews the trading activities of all Access Persons.

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


      C. Every ( transaction) report required to be made by Section VI.A of the Code shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

            1. For each security, the date of the transaction, the title and as applicable then ticker symbol or CUSIP number, interest rate and maturity date and the principal amount (for debt securities), and the number of shares;

            2. The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

            3.    The price at which the transaction was effected;

            4. The name of the broker, dealer or bank with or through whom the transaction was effected; and

            5.    The date on which the report is submitted.

      D. Each person who becomes an Access Person, on or before becoming an Access Person, shall report to the KAMCO CCO or his designees all of his personal security holdings. The holdings report must be current as of a date not more than 45 days prior to the individual being an access person( initial report) or the date the report is submitted ( annual report). Such report shall contain the following information:

            1. The title and type of security, and as applicable the exchange ticker or CUSIP number, number of share and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

            2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

            3.    The date the report is submitted by the Access Person.

      E. Each Access Person shall report to KAMCO or its designee, on an annual basis, all of his or her personal security holdings, in the same form and containing the same information required under Section VI.D. The information in each report submitted under this Section VI.E shall be current as of date no more than 45 days before the report is submitted.

      F. Any report filed pursuant to Section VI.A, VI.D or VI.E of the Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

      G. Each Access Person who shall not file a report for any quarter shall certify to KAMCO that no report was required for such quarter.

      H. Each Access Person shall certify to KAMCO, on an annual basis that he has read and understands the Code, recognizes that he is subject to it, has complied with the requirements of the Code and has disclosed or reported all personal securities transactions required to be disclosed or reported by him under the Code.

      I. The KAMCO CCO shall prepare an annual report that summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, identities any violations requiring significant remedial action during the past year, and identifies any recommended

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


            changes in existing restriction or procedures based upon KAMCO's experience under the Code, evolving industry practices, or development in applicable laws or regulations, and shall include a certification in writing that KAMCO has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VII.  DISTRIBUTION OF CODE AND AMENDMENTS

Each Supervised Person will be provided with a copy of the Code and with any amendments to the Code. Each Supervised Person must acknowledge, in writing, his receipt of the Code and any amendments.

VIII. REPORTING OF VIOLATIONS; ENFORCEMENT AND SANCTIONS

      A. The CCO has primary responsibility for enforcing this Code. The CCO will review all reports submitted by Access Persons under this Code.

      B. Any Supervised Person who becomes aware of any violation of the Code will promptly report the violation to the CCO. Supervised Persons are encouraged to discuss any questions about compliance with the CCO; Supervised Persons do not need to have made a determination that someone has violated the Code to discuss an issue with the CCO. It is a violation of this Code for any person to retaliate against any person who makes a report.

                                                     CERTIFICATION

                                   The undersigned, the Chief
                                   Compliance Officer of
                                   KAMCO, does hereby certify
                                   that the foregoing Code of
                                   Ethics (the "Code") is in
                                   the form last approved by
                                   KAMCO on February 1, 2005.

                                   Dated:  February 1, 2005

                                                     -------------------------
                                                     Secretary



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